Exhibit 4.118

Cooperation Agreement Between China Mobile Communications

Group Corporation and Monternet WAP Service Provider

Party A: China Mobile Communications Group Corporation (“China Mobile”)

Party B: Beijing Enterprise Network Technology Co., Ltd.

The parties hereto agree to establish cooperation in the principle of equality, mutual benefit and win-win through friendly negotiation. This Agreement is hereby formulated to regulate the rights and obligations of the parties hereto during their cooperation. This Agreement shall have the same binding power upon Party A and Party B.

I.	Cooperation Principle

The parties hereto shall cooperate in good faith in the area of mobile data internet services (WAP) in the principle of benefit sharing, reciprocality and win-win. The parties hereto shall adhere to this agreement and provide active cooperation with the other party’s work.

II.	Cooperation Project

Party A, as the network operator, shall provide network platform and communication services, as well as operational and interfacing specifications for Monternet WAP services to Party B; Party B, as the service provider, shall develop and provide application content services in accordance with the specifications provided by Party A. Party B may link its application content to Party A’s Monternet WAP main website subject to testing and permission of Party A, the URL address of which is http://wap.monternet.com.

III.	Obligations of the Parties

(I)	Party A’s Obligations

1. Party A shall use the promotional media under its control to promote and market the Monternet WAP main website to attract website visits.

2. Party A shall provide to Party B technical specifications and support for WAP connection to ensure Party B’s smooth connection with Party A’s Monternet WAP main website.

3. Party A shall provide to Party B necessary trainings as required by Party B.

4. Using the connection point of Party A’s WAP system firewall with Party B as the boundary, Party A shall be responsible for the maintenance of all equipment on its own side to ensure the smooth operation of such equipment.

5. Party A shall connect and make available Party B’s application services following Party A’s testing of such services on its Monternet WAP main website.

6. Party A shall be responsible for daily maintenance of the Monternet WAP main website, and be responsible to address any technical breakdown caused by Party A, so as to ensure the smooth operation of application services.

7. Party A shall provide free-of-charge network connection point service to Party B and assist Party B to cause its application service to be connected with the Monternet WAP main website.

8. Party A shall be responsible for determining all of the targets for operation of WAP service, and inform Party B of such targets in whole and without ambiguity. Party A shall also give Party B reasonable time to realize such targets.

9. Party A shall be responsible to handle registration, log-on, verification and ID confirmation of users and feedback-related data to Party B.

10. Party A shall count the volume of visits to the Monternet WAP main website and provide the data to Party B subject to Party B’s request.

11. For the services provided by Party B at the Monternet WAP main website, Party A shall collect information service fees from its customers for their use of Party B’s services in light of the pricing materials provided by Party B, and settle the fee with Party B pursuant to the provisions under Section 6 of this Agreement.

12. Party A shall be responsible to respond to and address inquiries and complaints from customers. Any failure caused by the network, gateway or operation platform of Party A shall be immediately addressed. For any failure caused by Party B, Party A shall communicate such failure to Party B and cause Party B to address it immediately. If both Parties change the customer-service interface and business model in the subsequent negotiations, they shall further define such changes through supplemental agreements.

(II)	Party B’s Obligations

1. Party B shall use all types of media under its control (including website, WAP site, plane media and television etc.) to help China Mobile promote Monternet WAP main website (wap.monternet.com) and application services thereon and to attract visits to and use of such website. Party B shall secure prior consent from Party A before Party B uses Party A’s name and business mark in its promotion of the main Monternet WAP website. Without the prior written consent of Party A, Party B shall not use the name “China Mobile” or “Monternet” to conduct promotional activity unrelated to the Monternet WAP business in the media.

2. Party B shall be responsible to provide application servers, application software, information source, special line for application data and other necessary equipment to the satisfaction of Party A on the basis of the parties’ cooperation project.

3. Party B shall provide active collaboration in Party A’s testing of connection points, and undertake to connect to the Monternet WAP main website in accordance with WAP service and interfacing specifications provided by Party A.

4. Using the connection point of Party A’s WAP system firewall with Party B as the boundary, Party B shall be responsible for the maintenance of all equipment on its own side to ensure smooth operation of such equipment.

5. Party B shall achieve the following network performance targets subject to Party A’s testing and record-keeping:

a.	connection success rate during busy hours of not less than 98%;

b.	networking period (time for round-trip from WTBS Ping SP Server) not exceeding 0.1 second;

c.	SP response time (from the issuance of a business request from WTBS to the receipt of such response by WTBS) not exceeding 0.5 second.

6. Party B shall be responsible for immediately addressing the failure of application service caused on its side, and taking practical measures to prevent the reoccurrence of such failure. Party B shall be liable for any economic losses thus incurred by Party A or its customer.

7. Party B shall be responsible to negotiate and enter into commercial arrangements with direct providers of the application contents. Party B shall ensure the information and service it provides are in line with applicable State policies and regulations, and do not infringe upon consumers’ interests, intellectual property rights or relevant interests of any third party. Party B shall be solely liable for any proceedings arising therefrom.

8. Party B shall ensure that the use of Party B’s services be free of any obstacles to customers at the Monternet WAP main website. Unless permitted by Party A, Party B shall not require the users who have logged on to the Monternet WAP main website to undertake registration or verification, or to require the users to undertake prior registration outside of the Monternet WAP main website.

9. Party B shall ensure the contents it provides are valuable to the user and timely updated.

10. Party B shall not provide any other service to Party A’s customers through Party A’s WAP website without the prior written consent of Party A.

11. Party B shall not provide to any other telecommunication service operator the same content as provided to Party A by any transmission means whatsoever; otherwise, Party A may terminate the application services provided by Party B on Party A’s WAP main website and cease fee settlement with Party B.

12. Party B shall discontinue any fee-based services on its own WAP website or other websites, otherwise Party A may terminate the application services provided by Party B on Party A’s WAP main website and cease fee settlement with Party B.

13. If, prior to cooperation with Party A, Party B has provided the same services on its own WAP website or WAP websites of Party A’s provincial subsidiaries, Party B shall in principle discontinue such services but may add a link to the Monternet WAP main website with the original website, otherwise Party A may terminate the services provided by Party B on Party A’s WAP main website and cease fee settlement with Party B.

14. Party B shall provide linkage to the portal page of the Monternet WAP main website (http://wap.monternet.com) at its own WAP website, and recommend the Monternet application services to users.

15. Party B may apply to provide its services at Party A’s main WAP website on a national or local level. However, any service of the same type shall not be simultaneously provided on both the national and local level, i.e., any service provided locally shall not be provided nationally and vice versa, and any service provided provincially shall not be provided nationally by linking with numerous provincial WAP websites of Party A; otherwise, Party A may terminate Party B’s nationwide service.

16. Without Party A’s written consent, Party B may not use its own brand or mark when providing its application services on the Monternet WAP main website. Instead, Party B shall use the uniform mark of the Monternet WAP main website.

17. The services provided by Party B on Party A’s WAP website shall not have linkage to the URL address of Party B or any third party. Instead, all services should have linkage to return to the portal page of the Monternet WAP website (http://wap.monternet.com).

18. Party B shall provide to Party A clearly and unambiguously all information required to calculate fees for the services provided by Party B, and shall assume all economic and legal liabilities related thereto.

19. Party B shall acquire the operation permit (an Operational Internet Information Service License) approved and issued by the Ministry of Information Industry of People’s Republic of China (MII). The scope of Party B’s services shall be in compliance with the term and geographic coverage set forth in Party B’s operation permit for value-added services.

IV.	Rights of the Parties

(I)	Party A’s Rights

1. If there is any policy adjustment by the competent authority, Party A shall have the right to inform Party B of the same, and make appropriate changes as required under the new policy.

2. Party A has the right to review or engage qualified institutions to review the information provided by Party B and the content of Party B’s application services, and also inspect the timeliness of the contents provided by Party B.

3. Party A has the right to refuse transmission or may delete information which contravenes State directives, regulations and policies and other contents that Party A deems inappropriate, and demand compensation for any adverse impact on Party A’s business and reputation.

4. Party A has the right to demand that Party B amend, modify and delete the above contents at Party A’s sole discretion.

5. Party A has the right to determine targets for the application services provided by Party B, and review Party B’s performance in light of such targets. Party A has the right to require adjustment or modification to services that failed to achieve such targets for three (3) months consecutively. If no adjustment or modification is made, or the services still fail to achieve the targets after adjustment or modification, Party A may cancel Party B’s qualification to provide services.

6. Party A shall have full discretion to determine the sequence of the services provided by Party B on Party A’s WAP main website.

7. Party A has the right to give guidance and supervision of the pricing policy of Party B’s service.

8. Party A has the right to receive reasonable revenue. (Refer to Section 6 of this Agreement for detailed allocation of revenue).

(II)	Party B’s Rights

1. Party B has the right to provide nationwide service or local service on Party A’s WAP main website. Application to provide nationwide service shall be submitted to Party A, while application to provide local service shall be submitted to Party A’s local subsidiaries. Party A will not provide settlement services for local service; instead, Party B shall enter into separate agreement with Party A’s local subsidiaries for fee settlement.

2. Party B has the right to determine the pricing of its services under Party A’s guidance.

3. Party B has the right to obtain data regarding customer visits to the Party B’s information and application service contents through the network platform.

4. Without Party B’s consent or written authorization, Party A shall not transfer, release or resell any information products provided by Party B to any other third party unrelated to this Agreement by any means.

5. Party B shall have the right to obtain a reasonable share of the business revenue. Refer to Section 6 of this Agreement for detailed allocation of revenue.

6. In case of significant discrepancy between the data of Party A and Party B, Party B may require Party A to provide detailed statistical data for verification.

V.	Confidentiality Clause

1. Either party shall maintain the confidentiality of Commercial Secrets and not disclose any such Commercial Secrets to any person or entity. “Commercial Secrets” shall mean any relevant data, price, quantity, technical scheme, terms and conditions to this Agreement and any other information related to the businesses disclosed by either Party (“Disclosing Party”) to the other Party(“Receiving Party”), including its parents, its subsidiaries and its affiliates.

2. Any information disclosed or may be disclosed by either Party to the other Party shall be the Confidential Information to this Agreement. The Receiving Party shall not disclose any such Confidential Information to any other third party or for any purposes other than those specifically set out in this Agreement.

3. Either party and its employees, representatives, agents and other advisors who need to know such information to perform their responsibilities shall maintain the confidentiality obligations as stringently as the terms provided in this Article.

4. The confidentiality obligations shall be effective during the Term of the Agreement and for one (1) year thereafter.

VI.	Revenue Sharing and Fee Settlement

1. Party A and Party B cooperate to provide WAP service to Party A’s customers, and both parties are entitled to reasonable revenue which shall be calculated based on the data generated in Party A’s billing system.

2. Fee settlement under this Agreement is applicable only to nationwide services provided by Party B on Party A’s WAP main website, but not applicable to the local services provided by Party B at Party A’s local websites.

3. Communication fees for use of Party A’s network resources to access WAP services shall be solely owned by Party A.

4. The term of fee settlement shall commence as of the commencement of this project and end at the expiration of this Agreement.

5. Party A’s billing system generates the fee receivable from its customers for use of Party B’s services on the Monternet WAP main website, of which 15% shall be Party A’s revenue as information fee, and the remaining 85% be paid to Party B.

6. Prior to the 20th day of each month, Party A shall notify Party B of the information fee payable to Party B in the preceding month, and Party B shall issue an invoice in the category of service fee to Party A.

7. Within 5 business days after its receipt of such invoice, Party A shall remit the amount payable to Party B in the preceding month to Party B’s designated account.

8. Party A and Party B shall pay any tax arising from WAP business revenue respectively.

9. The fee settlement between Party A and Party B shall be based on the data generated in Party A’s billing system. If Party B has doubts on such data, Party A may provide a detailed schedule of telephone fees and assist Party B to identify the cause therefore. However, no adjustment shall be made to the settled amount for such month.

10. Party B shall provide its accurate bank account and related information to Party A:

Name of Beneficiary: Beijing Hutong Wuxian Technology Co., Ltd.

Opening Bank: China Construction Bank

Account No. 2610026225

VII.	Force Majeure

1. If an event of Force Majeure occurs, (including war, fire, flood, typhoons, earthquakes or any instances,) which prevents total or partial performance by either of the parties, a party’s contractual obligations affected by such an event under this Agreement shall be automatically extended for a period equal to the suspension caused by the Force Majeure.

2. “Force Majeure” shall mean all events which are beyond the control of the parties to this Agreement, and which are unforeseen, unavoidable or insurmountable. The party claiming Force Majeure shall promptly inform the other party by telegraph, telex or fax, and shall furnish within fourteen (14) days thereafter authoritative proof of the occurrence and duration of such Force Majeure by means of express or registered delivery for the other party’s review and confirmation.

3. A party may terminate the Agreement to the other party if the conditions or consequences of Force Majeure, which have a material adverse effect on the affected party’s ability to perform, continue for a period in excess of 120 days.

VIII.	Breach Liabilities

1. If either party breaches this Agreement and consequently causes this Agreement to become unenforceable, the non-breaching party has the right to terminate this Agreement and hold the breaching party liable for any loss thus incurred.

2. If either party breaches this Agreement and consequently causes adverse social impact or economic losses on the other party, the non-breaching party may hold the breaching party liable, require corresponding damages, or terminate this Agreement.

IX.	Dispute Resolution

1. If any dispute arises relating to performance of this Agreement, the parties hereto shall settle it through equal consultation.

2. If the consultation fails to resolve the dispute, either party may submit the dispute to Beijing Arbitration Commission for arbitration according to its present rules. The arbitration award is final and legally binding upon both parties hereto.

X.	Term of this Agreement

1. This Agreement shall become effective as of the date on January 1, 2006, and expires on September 31, 2006.

2. This Agreement may be automatically null and void upon agreement by both parties during the term of this Agreement.

3. If the occurrence of force majeure makes it impossible to continue performance of this Agreement, this Agreement may be automatically terminated following settlement of all outstanding accounts by both parties.

4. If the occurrence of a certain event makes it impossible for one party to continue performance of this Agreement, and such event is foreseeable, such party shall notify such event to the other party within five working days after its reasonable forecast of such event, and cooperate with the other party to complete all outstanding matters. If such party fails to notify the other party of such event and thus make the other party suffer losses, such party shall indemnify the other party correspondingly.

XI.	Miscellaneous

1. As the attachment to this Agreement, Monternet SP Cooperation Administrative Measures, WAP Handbook has the same legal effect as this Agreement.

2. Any outstanding matter shall be addressed by both parties through friendly negotiation.

3. This Agreement is made in duplicate and each party shall hold one copy. Each copy shall have the same legal effect.

Party A; China Mobile Communications Group Corporation (seal)

Representative: Xiangdong LU

Date: January 1, 2006

Party B: Beijing Enterprise Network Technology Co., Ltd. (seal)

Representative: Xunguang Xu

Date: January 1, 2006